SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☑

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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

Harbert Discovery Fund, LP
Harbert Discovery Co-Investment Fund I, LP
Harbert Discovery Fund GP, LLC

Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Fund Advisors, Inc.

Harbert Management Corporation

Jack Bryant

Kenan Lucas

Raymond Harbert

Fabian Blank

Peter J. Clemens, IV

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Glass Lewis Recommends Shareholders Vote For the Election of Both Harbert Discovery Fund Nominees to Enzo Biochem’s Board

Glass Lewis Supports HDF’s Case for Change at Enzo and the Need for Fresh Perspectives in the Boardroom

Concludes that “Enzo has Underperformed Every Benchmark Over Every Period”

Glass Lewis Describes the Company’s Arguments as, “Decidedly Dubious,” “Entirely Unconvincing” and “Rehashed Promises”

Urges Enzo Shareholders to Vote FOR HDF’s Highly-Qualified Independent Nominees Fabian Blank and Peter Clemens on the BLUE Proxy Card Today

Birmingham, AL, January 16, 2020 – Harbert Discovery Fund, LP and Harbert Discovery Co-Investment Fund I, LP (collectively “HDF”), the beneficial owners of more than 11.8% of the outstanding shares of Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), today announced that a leading proxy advisory firm, Glass, Lewis & Co. (“Glass Lewis”), has recommended that shareholders vote on the BLUE proxy card in support of HDF’s two highly-qualified independent nominees, Fabian Blank and Peter Clemens.

In its report, Glass Lewis highlighted the need for change at Enzo and the pervasive weakness of the arguments the Company has made throughout its campaign1:

  “[W]e are ultimately inclined to conclude Harbert…submits the much stronger fundamental case.”

  “This is predicated on what we consider to be entirely legitimate concerns around strategy and shareholder value, as well as the board's failure to produce arguments that meaningfully update its own dated case from late 2015.”

  “We believe the continued presence of routine opposition to the incumbent board by a rotating cast of dissident shareholders suggests there may be some foundational and atypical disconnect between the Company and investors.”

  “Disconcertingly, investors hoping to see a bold response steeped in critical measures of operational progress have instead been greeted by what we consider to be a fairly loosely structured narrative functionally ripped from Enzo's last battle, including rehashed promises of pending value generation.”

  “Thus, in lieu of simply maintaining the status quo, we consider unaffiliated investors have been afforded a reasonable opportunity to advance credible, incremental change, in each case without introducing any substantive risk of unilateral influence or materially eroding Enzo's aggregate knowledge base.”

 _________________________

1 Permission to quote Glass Lewis neither sought nor obtained. Emphasis added.

 Glass Lewis also carefully examined Enzo’s performance against peers across various periods, concluding that:

•	“On balance, we consider the yield on our review is fairly straightforward…the Company has underperformed every benchmark over every period, in all cases by no less than roughly 32%.”
•	“We believe this suggests Enzo's misses against suitable comparators have been fundamental and expansive, and that there is little credible capacity to suggest the Company has generated stable, attractive value…”

Regarding Enzo’s lack of strategic and operational progress, Glass Lewis notes that:

•	“We are thus concerned Enzo is more focused on framing the current contest as an existential threat to perpetually unattained value-in-potentia, seemingly in lieu of demonstrating clear cause for continued operational goodwill among investors who have suffered expansive losses during the tenure of the bulk of the existing board.”
•	“[W]e consider Enzo has, in fact, employed a strategy which has done little to stanch losses in revenue, which, for FY2019, declined to the lowest annual level since FY2008.”
•	“[W]e do not consider this unbiased assessment of historical performance suggests Enzo is operationally trending the right direction or that management and the board have fulfilled their late 2015 promise that the Company was ‘positioned to thrive now’.”

Glass Lewis discusses Enzo’s corporate governance issues and the reactive nature of the actions the Company has taken, noting:

•	“[T]here remain a raft of other governance factors that we consider reflect poorly on Enzo and the board's general willingness to undertake proactive -- as opposed to reactive -- change.”
•	“[W]hile we further note no clear opposition from Harbert in relation to Ms. Fischer -- we consider the resulting agenda modification nevertheless represents a decidedly dubious late-stage complication in the context of a contested solicitation.”
•	Referring to the separation of the president and CFO roles, Glass Lewis notes, “the relatively uncontroversial nature of the change suggests this represents another low risk, high optical upside modification intended to cultivate a more favorable impression of Enzo's governance.”

Finally, in discussing HDF’s nominees, Glass Lewis states:

•	“Speaking first to Fabian Blank, we identify a reasonable health care services background, including what appears to be a breadth of advisory roles spanning varying industry segments and geographies.”
•	“In contrast, the board's criticism of Mr. Blank -- which highlights GHG's microcap status despite the fact that it is worth nearly twice as much as Enzo and seemingly pleads for guilt by association by repeatedly referencing a thirty-years out-of-date association between Georgia and the former Soviet Union -- is, in our view, entirely unconvincing.”

•	“Peter Clemens, in turn, has a background which includes c-suite roles at several healthcare services firms, including Surgical Care Affiliates and Caremark Rx, Inc.”

•	“The presence of this senior executive experience at a range of larger and more complex enterprises in the healthcare sector supports Mr. Clemens' prospective ability to add value to a range of key strategic and financial discussions and overrides, in our view, nominal concerns that Mr. Clemens has not previously served on the board of a publicly-traded firm.”

Kenan Lucas, Managing Director and Portfolio Manager of HDF, commented on the report: “We are extremely pleased that Glass Lewis has supported our case for change at Enzo. HDF believes the Company’s pattern of prioritizing the entrenched status quo over its fiduciary duty to shareholders is no longer acceptable. Our two independent nominees, Fabian Blank and Peter Clemens, will provide the relevant skillsets and expertise required to help realize Enzo’s value potential. We look forward to continuing constructive engagement with the Board and management on the path to improvement at Enzo.”

Now is the time to vote your shares. HDF, like Glass Lewis, encourages you to vote on the BLUE proxy card FOR the election of Fabian Blank and Peter Clemens today.

Please visit our website at www. cureenzo.com to learn more.

Important Information about Participants in a Proxy Solicitation:

Harbert Discovery Fund, LP (“Harbert Discovery”), Harbert Discovery Fund GP, LLC (“Harbert Discovery GP”), Harbert Discovery Co-Investment Fund I, LP (“Harbert Discovery Co-Investment” and together with Harbert Discovery, the “Discovery Funds”), Harbert Discovery Co-Investment Fund I GP, LLC (“Harbert Discovery Co-Investment GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant (“Mr. Bryant”), Raymond Harbert (“Mr. Harbert”) and Kenan Lucas (“Mr. Lucas” and together with Harbert Discovery, Harbert Discovery GP, Harbert Discovery Co-Investment, Harbert Discovery Co-Investment GP, HFA, HMC and Messrs. Bryant and Harbert, the “Harbert Discovery Parties”) (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Enzo Biochem, Inc. (the “Company”) in connection with the annual meeting of shareholders of the Company (the “Annual Meeting”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants in respect of the Annual Meeting, as they contain important information, including additional information related to the Participants, their nominees for election to the board of directors of the Company and the Annual Meeting. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and are available upon request from the Participants’ proxy solicitor, Okapi Partners, by calling (888) 758-6707 (banks and brokers call collect (212) 297-0720).

Additional information about the Participants can be found on the Definitive Proxy Statement filed by the Participants on December 6, 2019.

About Harbert Discovery Fund (HDF)

HDF invests in a concentrated portfolio of publicly traded small capitalization companies in the US and Canada. We perform significant due diligence on each portfolio company prior to investing. In addition to researching all publicly available information and meeting with management, our diligence includes substantial primary research with industry experts, consultants, bankers, customers and competitors. We often spend months or years researching ideas before making an investment decision and we only invest in companies that we believe are significantly undervalued, and where there is the potential for change to enhance or accelerate value creation. In an effort to unlock this potential value, we seek to work directly with the boards and management teams of our portfolio companies privately and collaboratively, engaging with them on a range of factors including governance, board composition, corporate strategy, capital allocation, strategic alternatives and operations. We have effected positive, fundamental changes at our current and past investments through this behind-the-scenes, constructive approach. HDF currently has board representation at three of our portfolio companies. In each case, changes to the board were agreed upon privately and it is our strong preference in every investment to avoid the unnecessary distractions and costs of a public proxy campaign.

About Harbert Management Corporation (HMC)

HMC is an alternative asset management firm with approximately $7.0 billion in regulatory assets under management as of December 31, 2019. HMC currently sponsors nine distinct investment strategies with dedicated investment teams. Additional information about HMC can be found at www.harbert.net.

Contacts

Investor Contact

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Jason Alexander, 212-297-0720
info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Sarah Braunstein, 212-486-9500

dzacchei@sloanepr.com / sbraunstein@sloanepr.com